                                                                 Exhibit 12.1



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                                                      Nine Months Ended
                                                         September 30,                    Year Ended December 31,
                                                      ------------------    ---------------------------------------------------
EXHIBIT 12.1                                            2000       1999       1999       1998       1997       1996       1995
---------------------------------------------------   -------    -------    -------    -------    -------    -------    -------
Earnings:

Net income                                             72,614    109,335    150,949    122,427    114,715     80,622     75,165
Total provision (benefit) for income taxes             43,803     60,137     82,940     65,201     61,049     42,613     37,117
Income before income tax provision (benefit)          116,417    169,472    233,889    187,628    175,764    123,235    112,282
Fixed charges, excluding interest on deposits         144,612     95,336    129,583    133,724     93,955     93,213     72,505
Fixed charges, including interest on deposits         414,671    288,075    398,383    386,769    347,410    307,099    283,361
Adjusted earnings, excluding interest on deposits     261,029    264,808    363,472    321,352    269,719    216,448    184,787
Adjusted earnings, including interest on deposits     531,088    457,547    632,272    574,397    523,174    430,334    395,643

Fixed Charges:
Total interest Expense                                414,671    288,075    398,383    386,769    347,410    307,099    283,361
Interest on deposits                                  270,059    192,739    268,800    253,045    253,455    213,886    210,856
Dividend requirement of preferred stock                   712        653        870        791        712        536      2,437
Adjustment to compute pretax preferred dividend           383        352        468        426        383        289      1,312
Fixed charges, excluding interest on deposits         145,707     96,341    130,921    134,941     95,050     94,038     76,254
Fixed charges, including interest on deposits         415,766    289,080    399,721    387,986    348,505    307,924    287,110

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits                           1.79       2.75       2.78       2.38       2.84       2.30       2.42
Including interest on deposits                           1.28       1.58       1.58       1.48       1.50       1.40       1.38

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